Proxy Voting Policy

Background

Manulife Asset Management ("MAM" or the "Firm")* represents investment advisors registered in certain countries as appropriate to support the broader Manulife Asset Management discretionary advisory business.

Applicable rules may require an investment advisor to (i) adopt proxy policies reasonably designed to seek to ensure the advisor votes proxies in the best interests of its clients, including addressing material conflicts of interest; (ii) disclose to clients information about its proxy policies; and (iii) maintain certain records relating to proxy voting. These requirements are designed to minimize conflicts of interest and to seek to ensure greater transparency in the voting of proxies.

MAMhasadopteda proxyvotingpolicyandprocedurestoseek toensureproxiesarevotedin thebestinterestsof its clients anditsproxyvotingactivitiesadheretotherequirementsofallapplicablerulesandgeneralfiduciaryprinciples. WhereMAM is granted and accepts responsibility for voting proxies for client accounts, it will take reasonable steps to seek to ensure proxies are received and voted in the best interest of the client with a view to enhance the value of the shares of equity securities held in clientaccounts.

MAM has contracted with Institutional Shareholder Services Inc. ("ISS) an independent third party service provider, to vote clients'proxies. TheFirmhasadoptedISSproxyvotingrecommendationsandestablishedcorrespondingFirmProxyVoting guidelines. Proxies will be voted in accordance with the voting recommendations contained in the applicable domestic or global ISS Proxy Voting Manual, as in effect from time to time. Except in instances where a MAM's client retains voting authority, MAM will instruct custodians of client accounts to forward all proxy statements and materials received in respect of client accounts to ISS.

MAM has engaged ISS as its proxy voting agent to:

1.research and make voting recommendations or, for matters for which Manulife Asset Management has so delegated, to make the voting determinations;

2.ensure proxies are voted and submitted in a timely manner;

3.handle other administrative functions of proxyvoting;

4.maintain records of proxy statements received in connection with proxy votes and provide copies of such proxy statements promptly upon request;

5.maintainrecords ofvotes cast; and

6.provide recommendations with respect to proxy voting matters in general.

*Refer to Appendix of Affiliated MAM entities that have adopted this policy

Manulife Asset Management™

Manulife Asset Management™

Policy Administration, Oversight and Governance

MAM's Proxy Voting Team is responsible for administering and implementing the Proxy Voting Policy, including the proper oversight of ISS and any other service providers hired by the Firm to assist it in the proxy voting process.

Proxy Voting Team is responsible for administering the proxy voting process, including:

1.Implementing and updating the applicable domestic and global ISS proxy voting guidelines;

2.Coordinating and overseeing the proxy voting process performed by ISS; and

3.Providing periodic reports to the Brokerage Practices Committee (BPC), Operating Committee, the Chief Compliance Officer, Advisory Clients or any other persons/committee as deemed appropriate.

Proper oversight of the vendor will include periodic due diligence of the vendor including its' industry reputation, risk, compliance and technology infrastructure and the vendor's ability to meet the Firm's requirements relative to reporting and other service requirements including; assessing the adequacy and quality of the proxy advisory firm's staffing and personnel;andassessingwhethertheproxyadvisoryfirmhasrobustpoliciesandproceduresthatenableittomakeproxy voting recommendations based on current and accurate information and to identify and address conflicts of interest relating to its voting recommendations.

All proxies received on behalf of Clients are forwarded to ISS. Any MAM employee that receives a client's proxy statement should therefore notify Proxy Voting Team and arrange for immediate delivery to ISS.

In addition to voting proxies, MAM:

1.describes its proxy voting procedures to its clients in the relevant or required disclosure document;

2.provides clients with a copy of the Proxy Voting Policy, upon request;

3.discloses to its clients how they may obtain information on how MAM voted the client's proxies;

4.generally applies its Proxy Voting Policy consistently;

5.documents the reason(s) for voting for all non- routine items; and

6.keep records of such proxy voting through ISS available for inspection by the Client or government agencies.

Oversight and Governance

Oversightof the proxy votingprocessis the responsibilityof the Firm's BrokeragePracticesCommittee("BPC")which reports up to the Firm's Operating Committee). However the Operating Committee is responsible for reviewing and approving amendments to the Proxy Voting Policy. The BPC or its' designee should be provided a periodic evaluation of vendor due diligence and service activity including a summary of vendor proxy voting activity on behalf the Firm's clients. Reporting should include trends relative to non-routine items, conflict of interest situations, voting outside of Proxy guidelines and the rationale and other material matters.

On a quarterly basis, Proxy Voting Team should provide the BPC with summary of instances where MAM has (i) voted proxies in a manner inconsistent with the recommendation of ISS, and (ii) voted proxies in circumstances in which a material conflict of interest may exist as set forth in the Conflicts section.

Material proxy voting issues identified by the Proxy Voting Team are to be escalated to the Firm's Chief Compliance Officer. As appropriate, the BPC (or their designee) will be informed of material matters and related actions taken by the responsible parties.

The Chief Compliance Officer makes an annual risk- based assessment of the Firm's compliance program, which may include proxy voting activities, and may conduct a review of the Procedures to determine such Procedures are reasonably designed to achieve their purpose. The Chief Compliance Officer makes periodic reports to MAM SIPCthat includes a summary of issues identified in the review of activities as part of the compliance program.

General Principles

Scope

This Policy permits Clients to:

1.delegate to MAM the responsibility and authority to vote proxies on their behalf according to MAM's Proxy Voting Policy and guidelines; or

2.delegate to MAM the responsibility and authority to vote proxies on their behalf according to the particular Client's own proxy voting policies and guidelines, subject to acceptance by the Firm, as mutually agreed upon between the Firm and the Client.

MAM seeks to vote proxies in the best economic interests of all of its Clients for whom the Firm has proxy voting authority and responsibilities. In the ordinary course, this entails voting proxies in a manner which the Firm believes will maximize the economic value of client security holdings.

TheFirmbelievesits ProxyVotingPolicyisreasonablydesignedtoensureproxymattersareconducted in the best interest of Clients, and in accordance with MAM's fiduciaryduties andapplicablerules.

General Standards on Voting

The following are examples of general standards the Firm has established relative to its' proxy voting obligations:

MAM does not engage in the practice of "empty voting" ( a term embracing a variety of factual circumstances that result in a partial or total separation of the right to vote at a shareholders meeting from beneficial ownership of the shares on the meeting date). MAM prohibits investment managers from creating large hedge positions solely to gain the vote while avoiding economic exposure to the market. MAM will not knowingly vote borrowed shares (for example, shares borrowed for short sales and hedging transactions) that the lender of the shares is also voting.

Manulife Asset Management™

Manulife Asset Management™

•MAM reviews various criteria to determine whether the costs associated with voting the proxy exceed the expected benefit to Clients and may conduct a cost-benefit analysis in determining whether it is in the best economic interest to vote client proxies. Given the outcome of the cost-benefit analysis, the Firm may refrain from voting a proxy on behalf of theClients'accounts.

•Exceptas otherwise requiredbylaw, MAM hasageneralpolicyof not disclosing to any issuer or third-party how MAM oritsvotingdelegate voteda Client's proxy.

•MAM endeavors to show sensitivity to local market practices when votingproxies of non-domestic issuers. MAM votes in all markets where it is feasible to doso.

•MAM may refrain from voting a proxy due to logistical considerations that may have a detrimental effect on the Firm's ability to vote such a proxy. These issues may include, but are not limited to:

1.proxy statements and ballots being written in a foreign language;

2.underlying securities have been lent out pursuant to a Client's securities lending program;

3.untimely notice of a shareholder meeting;

4.requirements to vote proxies in person;

5.restrictions on foreigner's ability to exercise votes;

6.restrictions on the sale of securities for a period of time in proximity to the shareholder meeting ("share blocking andre-registration");

7.requirements to provide local agents with power of attorney to facilitate the voting instructions (such proxies are voted on a best-efforts basis);or

8.inability of a Client's custodian to forward and process proxies electronically.

•From time to time, proxy votes will be solicited which involve special circumstances and require additional research and discussion or (ii) are not directly addressed by ISS. These proxies are identified through a number of methods, including, but not limited to, notification from ISS, concerns of clients, concerns raised by the Firm's investment professionals and questions from consultants.

•In such instances of special circumstances or issues not directly addressed by ISS, a sub-committee of the BPC ("Proxy Committee") will be consulted for a determination of the proxy vote. The Proxy Committee comprises of no fewer than three members of the BPC. Although the Firm anticipates such instances will be rare, The Proxy Committee's first determination is whether there is a material conflict of interest between the interests of a Client and those of MAM. If the Proxy Committee determines there is a material conflict, the process detailed under "Conflicts of Interest" below is followed. If there is no material conflict, the Proxy Committeeexamines eachoftheissuer's proposalsindetailinseekingtodeterminewhatvotewouldbeinthe best interests of Clients. At this point, the Proxy Committee will make a voting decision based on maximizing the economic value of all portfolios' holdings for the issuer in question.

•There may be circumstances under which a portfolio manager or other MAM investment professional ("Manulife Asset ManagementInvestmentProfessional")believesitisinthebest interestofa Clientor Clients tovoteproxies in a manner inconsistent with the recommendation of ISS. In such an event, as feasible, the Manulife Asset ManagementInvestmentProfessionalshallinformthe Proxy Operations group ofhis or her decision to vote such proxy in a manner inconsistent with the recommendation of ISS and the rationale for such decision. Proxy Operations will report to the BPC no less than quarterly any instance where a Manulife Asset Management Investment Professional has decided to vote a proxy on behalf of a Client in such a manner.

Conflicts of Interest

From time to time, proxy voting proposals may raise conflicts between the interests of the Firm's clients and the interests of the Firm and its affiliates or employees. For example, MAM or its affiliates may provide services to a company whose management is soliciting proxies, or to another entity which is a proponent of a particular proxy proposal. Another example could arise when MAM or its affiliates has business or other relationships with participants involved in proxy contests, such as a candidate for a corporate directorship. More specifically, if MAM is aware that one of the following conditions exists with respect to a proxy, MAM shall consider such event a potential material conflict of interest:

1.MAM has a business relationship or potential relationship with theissuer;

2.MAM has a business relationship with the proponent of the proxy proposal; or

3.MAM members,employees or consultants havea personal or other business relationship with the participants in the proxy contest, such as corporate directors or director candidates.

MAM's goal in addressinganysuchpotentialconflict is to ensureproxyvotes arecast in theadvisory clients'best interests and are not affected by MAM's potential conflict. In those instances, there are a number of courses MAM may take. The final decision as to which course to follow shall be made by the BPC or its designee.

In the event of a potential material conflict of interest, the BPC or its designee will either (i) vote such proxy according to the specific recommendation of ISS; (ii) abstain; or (iii) request the Client vote such proxy. All such instances shall be reported to the BPC and the Chief Compliance Officer at least quarterly.

In other cases, where the matter presents a potential material conflict and is not clearly within one of the ISS' enumerated recommendations, or is of such a nature the BPC believes more active involvement is necessary, the BPC shall make a decision as to the voting of the proxy. The basis for the voting decision, including the basis for the determination the decision is in the best interests of the Client, shall be formalized in writing as a part of the minutes of the BPC.

Recordkeeping

In accordance with applicable law, MAM shall retain the following documents for not less than five years from the end of the year in which the proxies were voted, the first two years in MAM's office:

•the MAM Proxy Voting Policy and any additional procedures created pursuant to that policy;

•a copy of each proxy statement MAM receives regarding securities held by Clients (this requirement will be satisfied by ISS who has agreed in writing to do so or by obtaining a copy of the proxy statement from the EDGARdatabase);

•a record of each vote cast by MAM (this requirement will be satisfied by ISS who has agreed in writing to do so) on behalf of Clients;

•a copy of any document created by MAM that was material in making its voting decision or that memorializes the basis for such decision; and

•a copy of each written request from a client, and response to the client, for information on how MAM clients' proxies were voted.

Manulife Asset Management™

Manulife Asset Management™

Appendix of Affiliated MAM Entities

Manulife Asset Management (US) LLC

Manulife Asset Management (North America) Limited

Manulife Asset Management Limited+

Manulife Asset Management (Europe) Limited

Manulife Asset Management Trust Company LLC

+Investment management business only.

Policy Edition: December 2017; prior versions September2015, January 2015 and August 2014